WEBSITE PURCHASE AGREEMENT

by and among
NP CAPITAL CORP
("NPCC")

SEI ACQUISITION, INC.

("Buyer")

SOLAR ENERGY, INC.

("Company")

DAVID IL SMITH REVOCABLE TRUST DATED JUNE 16, 1993

And

DAVID SMITH

Dated as of August , 2008

WEBSITE PURCHASE AGREEMENT

Disclosure Schedule

Schedule 3.3 Schedule 4.1(c) Schedule 4.3 Schedule 4.5 Schedule 4.7 Schedule 4.8(b) Schedule 4.8(c) Schedule 4.10(b) Schedule 4.11 Schedule 4.12(a) Schedule 4.12(b) Schedule 4.13 Schedule 4.14(a) Schedule 4.14(c) Schedule 4.15

Purchase Price Allocation
Foreign Corporation Qualification
Violation, Conflict, Default
Certain Changes
Litigation Matters
Licenses and Permits
Environmental Matters
Material Contracts
Trade Rights
Major Customers
Major Suppliers
Product Warranty, Warranty Expense and Liability Claims Contracts with Affiliates
Obligations of and to Affiliates
Shareholders List

WEBSITE PURCHASE AGREEMENT

WEBSITE PURCHASE AGREEMENT (this "Agreement") dated as of August 2008, by and among SEI ACQUISITION, INC., a Florida corporation ("Buyer"), NP CAPITAL CORP, a Delaware corporation ("NPCC") and sole Shareholder of Buyer, SOLAR ENERGY, INC., a Florida corporation ("Company"), DAVID H. SMITH REVOCABLE TRUST DATED June 16, 1993 ("Smith Trust"), and DAVID SMITH ("Smith").

RECITALS

A. Company has and owns the domain name www.solarener'y.com (the "Domain Name") and the property rights associated with the Domain Name. Company has developed a website that uses the Domain Name (the "Solar Energy Website"). Smith Trust owns the majority of the issued and outstanding capital stock of Company.

B. Buyer desires to purchase from Company, and Company desires to sell to Buyer the Domain Name, the Solar Energy Website and substantially all of the assets related thereto.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.            PURCHASE AND SALE OF ASSETS

1.1.             Assets to be Transferred.

Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall, and Smith Trust shall cause Company to, sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept all of the rights, claims and assets listed herein of Company, together with all rights and privileges associated with such assets of the Company, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

(a)             Domain Name. Company's entire right, title and interest in and to the Domain Name www.solarenergy.com, trademark rights and all internet traffic to the Domain Name.

(b)             Website. The website that uses the Domain Name and all rights and benefits associated with or affiliated with Solar Energy Website, including but not limited to the content of the Solar Energy Website, copyrights to the webpages and content on the Solar Energy Website, page layouts for the Solar Energy Website, all graphics used at the Solar Energy Website, all databases used or generated for the Solar Energy Website, all online forms and search engines created or used for the Solar Energy Website, all advertisements for the Solar Energy Website, and all marketing materials used for the Solar Energy Website including contracts related to search engines and Internet search directories.

(c)             Trade Rights. All the Company's interest in any Trade Rights other than Trade Rights associated with the name "Sunworks." As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names related to the Purchased Assets; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship related to the Purchased Assets; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party related to the Purchased Assets; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property related to the Purchased Assets; (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof that are related to the Purchased Assets and (vii) all of the trade rights listed on Schedule 4.11. Trade Rights that are part of the Purchased Assets shall not be limited to the Trade Rights listed on Schedule 4.11, such listing shall not be considered a definitive list of such Trade Rights.

(d)             Literature. All sales literature, promotional literature, catalogs and similar materials used in connection with the Solar Energy Website.

(e)            Records and Files. All records and files of Company of every kind including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information related to the Solar Energy Website.

(f)            Licenses; Permits. All licenses, permits, approvals, certifications and listings related to the Domain Name or the Solar Energy Website.

(g)            Corporate Name. The name "Solar Energy, Inc.," and all rights to use or allow others to use such name and any other name currently or formerly used in connection with the Solar Energy Website.

(h)            Internet. All Company websites, domain names, URLs and email addresses.

L2.Excluded Assets.

The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company (collectively the "Excluded Assets"):

(a)             Cash and Accounts Receivable. All cash, cash equivalents and accounts receivable.

(b)             Real Estate. All of the real property, including fixtures, buildings, improvements and all appurtenant rights owned or leased by the Company.

(c)            Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

(d)            Corporate Franchise. Company's franchise to be a corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Company. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof

(e) Obligations of Affiliates. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Company. For purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market). Notwithstanding the foregoing, the term "Affiliate" shall not include Dell Jones, Energy Laboratories, Inc. and Michael D. Newman.

Manufacturing Equipment. All equipment used in the manufacture, production or assembly of solar hot water heaters and its components such as thermal collectors, tanks, heat exchangers and mounted systems, including without limitation, component manufacturing equipment, manufacturing licenses, manufacturing certifications, manufacturing drawings, equipment dies and molds and related inventory. In addition, other Excluded Assets include all agreements or licenses from Energy Laboratories, Inc. and any agreements for services to be provided by Energy Laboratories, Inc.; none of such agreements or licenses or services from Energy Laboratories, Inc. pertain to the operation of the Solar Energy Website nor the training and consulting services to be provided by Smith pursuant to the agreement described in Section 6.1. Notwithstanding the Trade Rights granted in Section LI, Buyer expressly acknowledges that it is not acquiring hereunder, and both Buyer and Company acknowledge that they have, and shall have, no rights in, the mark and names "U.S. Solar Energy" and "United States Solar Energy", with or without corporate identifiers, for use with any goods or services, nor  the  domain  names  www.u.s.solarenergy.com,www.u.s.solarenergy.net, www.u.s s olarenergy. org, www.ussolarenergy.com, www.ussolarenergy.net, www.ussolarenergy.org, www.unitedstatessolarenergy.com, www.unitedstatessolarenergy.net and www.unitedstatessolarenergv.org, and NPCC, Buyer and Company acknowledge that they shall not be entitled to and hereby grant that they shall not, and they forever waive any rights to, pursue infringement, unfair competition, or any claims based on ownership or use thereof by Energy Laboratories, Inc., Michael D. Newman, their designees, or any of their successors and assigns, and NPCC, Buyer and Company agree to provide such consents as may be hereinafter required to perfect Energy Laboratories, Inc. and Michael D. Newman's rights therein.

(g)Other Assets. All other assets of the Company other than the Purchased Assets.

2.            ASSUMPTION OF LIABILITIES

2.1.            Liabilities to be Assumed.

As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of Company (collectively the "Assumed Liabilities"):

(a)             Contractual Liabilities. Only those Liabilities arising from and after the Closing Date under and pursuant to the Contracts described in any of Schedules 2.1(a) that relates to the maintenance or operation of the Domain Name or the Solar Energy Website(the "Assumed Contracts.")

(b)             Liabilities Under Permits and Licenses. Company's Liabilities arising from and after the Closing Date under any permits or licenses listed in Schedule 2.1(b) and assigned to Buyer at the Closing.

2.2.Liabilities Not to be Assumed.

Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company:

(a)             Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

(b)             Income and Franchise Taxes. Any Liability of Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

(c)             Product Liability. Any Liability of Company arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing Date (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise).

(d)             Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in Schedule 4.7.

(e)            Infringements. Any Liability to a third party for infringement of such third party's Trade Rights.

(0            Transaction Expenses. All Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein.

(g)             Liability For Breach. Liabilities of Company for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

(h)             Liabilities to Affiliates. Liabilities of Company to its present or former Affiliates.

(i) Violation of Laws or Orders. Liabilities of Company for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

3.            PURCHASE PRICE - PAYMENT

3.1.            Purchase Price.

The purchase price (the "Purchase Price") for the Purchased Assets shall be One Million and No/100 dollars (51,000,000.00) payable in cash and One Million shares of NPCC common stock as described in Section 3.2.

3.2.Payment of Purchase Price.

The Purchase Price shall be paid by Buyer as follows:

(a)             Upfront Payment. Buyer paid the Company Twenty-Five Thousand and No/100 Dollars (525,000.00) on July 8, 2008, in advance of the Closing which shall be applied toward the Purchase Price.

(b)             Cash to Company. At the Closing, Buyer shall deliver to Company One Hundred Twelve Thousand Five Hundred and Seventy Nine and No/100 Dollars ($112,579.00) and to Lexpark Advisors, LLC ("Lexpark") Twenty-Two Thousand Four Hundred and Twenty One and No/I00 Dollars (522,421.00).

(c) Note. At the Closing, Buyer shall deliver to the Company a note for Eight Hundred Forty Thousand and No/100 Dollars ($840,000.00). The note will bear interest at a rate of seven and one-half (7.5%) percent per annum and shall require principal payments of Forty Thousand Dollars ($40,000) per month for the 21 months immediately following the Closing. The note will be secured by the Purchased Assets.

(d)             Stock. At the Closing, Buyer shall deliver to the Company a stock certificate for 1,000,000 shares of NPCC's common stock, par value $0.001 (the "Stock Payment"). Company shall then work with Buyer's transfer agent to have 175,000 shares of NPCC common stock of the Stock Payment transferred to Lexpark and 25,000 shares of NPCC common stock transferred to Sunworks Solar Systems, Inc. ("Sunworks") as part of the distribution to Sunworks employees pursuant to the Consulting and Management Agreement between Smith, SEI and NPCC of even date herewith.

(e)             Method of Payment. All cash payments under this Section 3.2 shall be made by check payable to the order of the recipient.

3.3.Allocation of Purchase Price.

The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities, if any) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.3. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SMITH

Except as otherwise set forth in the disclosure schedules attached to this Agreement (collectively, the "Disclosure Schedules"), Company and Smith represent and warrant to the Buyer as follows:

4.1.Corporate.

(a)             Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

(b)            Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)              Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 4.1(c).

(d)              No Subsidiaries. Company does not own any interest in any corporation, partnership or other entity.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms.

4.3.No Violation.

Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.9(a)) upon any of the assets of Company under, any term or provision of the Articles of Incorporation or Bylaws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

4.4.Tax Matters.

(a)            Tax Returns Filed. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

(b)            Tax Audits. Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

4.5.Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.5, since January 1, 2008 there has not been:

4.2.Authority.

(a)             No Adverse Change. Any adverse change in or related to the Purchased Assets;

(b)             No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting the Purchased Assets;

(c)             No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice related to the Purchased Assets;

(d)             No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company related to the Purchased Assets;

(e)             No Liens. Any Lien made on any of the Purchased Assets;

(f)             No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract related to the Purchased Assets, or any waiver of material rights thereunder, other than in the ordinary course of business;

(g)            No Unusual Events. Any other event or condition not in the ordinary course of business related to the Purchased Assets.

4.6.Absence of Undisclosed Liabilities.

Neither Company nor Smith has knowledge of any basis for the assertion against the Purchased Assets of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

4.7.No Litigation.

There is no Litigation related to the Purchased Assets pending or threatened against Company, its directors (in such capacity), its business or any of the Purchased Assets, nor does Company or Smith know, or have grounds to know, of any basis for any Litigation related to the Purchased Assets. Schedule 4.7 also identifies all Litigation related to the Purchased Assets to which Company or Smith have been parties since January 1, 2003.

4.8.Compliance With Laws and Orders.

(a) Compliance. Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, business opportunities, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

(b)             Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.8(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.8(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

(c)             Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.8, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.8(c), there are no past or present (or, to the best of Company's and the Smith's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.9.Title to and Condition of Properties.

(a) Marketable Title. Company has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever.

(b) Condition, All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months.

4.10. Contracts and Commitments,

(a)             Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the Purchased Assets. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

(b)            List of Contracts. Company has no lease, license, contract or commitment of any nature involving the Purchased Assets except as explicitly described in Schedule 4.10(b).

(c) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the Purchased Assets owned, used or occupied by Company. With regard to the Purchased Assets, no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

4.11. Trade Rights.

Schedule 4.11 lists all Trade Rights related to the Purchased Assets of the type described in clauses (i), (ii), (iii), (iv) or (v) of Section 1.1(c) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights related to the Purchased Assets shown as registered in Schedule 4.11 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights related to the Purchased Assets that it does not already have. Company is not infringing and has not infringed any Trade Rights related to the Purchased Assets of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right related to the Purchased Assets listed on Schedule 4.11, and no other person has any right to use any Trade Right owned or held by Company. Company does not pay any royalties or other consideration for the right to use any Trade Rights related to the Purchased Assets of others. There is no Litigation pending or threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company related to the Purchased Assets. All Trade Rights related to the Purchased Assets of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company.

4.12. Major Customers and Suppliers.

(a)             Major Customers. Schedule 4.12(a) contains a list of all major customers of the Solar Energy Website, for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor Smith has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the major customers listed on Schedule 4.12(a) will not continue to be customers of the Solar Energy Website at substantially the same level of purchases as heretofore.

(b)            Major Suppliers. Schedule 4.12(b) contains a list of all major suppliers to the Solar Energy Website for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor Smith has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the major suppliers listed on Schedule 4.12(b) will not continue to be suppliers to the Solar Energy Website after the Closing and will not continue to supply the Solar Energy Website with substantially the same quantity and quality of goods at competitive prices.

4.13. Product Warranty and Product Liability.

Company and Smith have no knowledge of any defects in design, construction or manufacture of Products that are sold through the Purchased Assets which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Company's or Smith's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Section 4.13, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

4.14. Affiliates' Relationships to Company.

(a)            Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate related to the Purchased Assets are described on Schedule 4.14(a).

(b)            No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with the Solar Energy Website or is competitive with the Solar Energy Website, or (ii) any property, asset or right which is used by the Solar Energy Website.

(c) Obligations. In connection with the Purchased Assets, all obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 4.14(c).

4.15. Shareholders List.

Schedule 4.15 sets forth a complete list of all the holders of capital stock of Company issued and outstanding on the date hereof, together with the number of shares held by each shareholders. Except as set forth in Schedule 4.15, each person so listed is a competent adult and is the record and the beneficial owner of all shares so listed in his or her name, with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares.

4.16. No Brokers or Finders.

Except as set forth on Schedule 4.16, neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof

4.17. OFAC.

Company and Smith and, to Smith's knowledge, no person or entity who owns a direct interest in Company nor any customer of Company is not now nor has been during the term of this Agreement a person or entity with whom a United States citizen or any entity organized under the laws of the United States or its constituent states, including a financial institution (as defined under applicable federal codes), is prohibited from transacting business, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. Company is in compliance with any and all applicable provisions of The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (2001) (the "Patriot Act").

4.18. Anti-Money Laundering.

Company nor Smith, to Smith's knowledge, (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti Money Laundering Laws; (c) has been convicted of any crimes involving moral turpitude or tax fraud; and (d) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. As used herein, "Anti Money Laundering Laws" means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interest of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designated to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

4.19. Internet Security/Privacy.

Company has, in accordance with good industry practice, taken measures to protect the internal and external security and integrity of the Solar Energy Website and the data of the Solar Energy Website and its customers. Company has followed procedures preventing unauthorized access, the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data. Company has not received notice of and is not aware of any circumstances with respect to (i) unauthorized access to, or use or disclosure of, data or information of Solar Energy Website or any of its customers, (ii) a violation of any Laws or Orders relating to privacy of information of Solar Energy Website, its customers or any third party, or (iii) a violation or breach of any privacy policy of Solar Energy Website or its customers.

4.20. Securities Laws.

(a) Company understands that (i) neither the Buyer nor NPCC have registered any of the shares of NPCC common stock to be delivered under this Agreement under the Securities Laws in reliance on exemptions from registration under various provisions of applicable statutes, rules and regulations, and (ii) such shares may not be resold unless registered or unless an exemption from registration is available.

(b) Company acknowledges that no trading market for the shares does or will exist at any time.

(c) Company has had the opportunity to consult with Company's own legal, tax and other advisors to determine whether the receipt of such shares is consistent with Company's objectives, and has had access to any and all information concerning NPCC which Company and Company's legal, tax and other advisors have requested and consider necessary to make appropriate evaluation of this investment.

          (d) Neither Company, nor any of its Affiliates, directors, managers, officers, general partners, predecessors or beneficial owners of ten percent or more of any class of its equity securities: (i) has been convicted of a misdemeanor or felony involving racketeering or a transaction in securities or of which fraud is an essential element; (ii) has been convicted within the last 10 years of a misdemeanor involving racketeering or a transaction in securities or of which fraud or dishonesty is an essential element; (iii) is subject to an order, judgment or decree of a court of competent jurisdiction entered within the last 10 years enjoining or restraining it from engaging in or continuing any conduct or practice in connection with the sale or purchase of securities or involving fraud, deceit, racketeering or consumer protection laws; (iv) has been subject to any state or federal administrative order or judgment in connection with the purchase or sale of securities entered within last five years; or (v) is subject to an order of an administrative tribunal, self-regulatory organization, or the Securities and Exchange commission denying, suspending, or revoking membership or registration as a broker or dealer in securities or as an investment adviser or investment adviser representative for a period of six months or more.

(e) Company's management has such knowledge of business and financial affairs as is necessary to enable Company to understand the risks associated with NPCC's business and an investment in NPCC's securities and to understand the particular financial, legal and tax implications of NPCC's business and ownership of its securities.

(f) Company represents that the shares are being acquired for the investment for the Company's own account with no present intention of the Company reselling or otherwise disposing of the same and understands that the reliance of the Buyer and NPCC upon such exemptions is predicated upon the lack of such intention.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company as follows:

5.1.          Corporate.
(a)            Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

(b)            Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2.Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholder is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

5.3.No Brokers or Finders.

Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof

5.4.Availability of Funds.

Buyer has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

6. OTHER MATTERS

6.1.Consulting Agreement, Non-Solicitation and Non-Circumvention Agreement.

At the Closing, Buyer and NPCC shall enter into an agreement with Company and Smith that will prohibit the solicitation or employment of Buyer and NPCC's employees and will further prohibit the circumvention of any matter covered by this Agreement or the agreements described herein by Company or Smith. The agreement will also provide that for six months Smith will provide Buyer and NPCC dealership classroom training, continuing dealer support and assisting with all sales activities.

6.2.Noncompetition.

Subject to the Closing, and as an inducement to Buyer and NPCC to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Purchased Assets being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 6.1 hereof, Company and Smith hereby covenant and agree that for a period of five (5) years from the Closing Date, they will not, directly or indirectly:

(i) engage in, continue in or carry on any Competing Business (as defined below) or is substantially similar to Buyer's business, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer or NPCC in any aspect with respect to the Purchased Assets including, but not limited to, advertising or otherwise endorsing the products of any such Competing Business; soliciting customers or otherwise serving as an intermediary for any such Competing Business; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such Competing Business;

(iii) hire, offer to hire, or solicit for employment any employee of Buyer or NPCC, without the prior consent of Buyer, until such person has been separated from employment by the Buyer or NPCC for at least 180 days and in the case of Pete Wilking and Carmen Marino such persons must be separated from employment by the Buyer or NPCC for at least 1 year; or

(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Purchased Assets or Assumed Liabilities;

provided, however, that the foregoing shall not: (a) prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1% of the outstanding shares of any such corporation; (b) apply to the Sunworks contract with PureNERGY Renewables, Ltd., a subsidiary of BELCO Holdings, LTD that is located in Bermuda; (c) prohibit follow-up training and support for the Dealers listed on Exhibit A of the Consulting and Management Agreement dated August 1, 2008 between Buyer, Company and Smith that is performed at no additional cost to such Dealers; or (d) prohibit Company from selling its inventory in existence as of the date of this Agreement or any additional inventory Solar may need to purchase or manufacture to fulfill customer orders placed before the date of this Agreement. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of Buyer or NPCC. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

"Competing Business" means any business that engages in the sales, marketing, training or distribution (on a wholesale basis) of solar thermal or solar electric products. Notwithstanding the foregoing, Company and Smith may engage in sales and marketing on a retail basis of solar thermal or solar electric products and the installation of solar thermal or solar electric products, but in no circumstances shall Company or Smith engage in training, regardless of the format or setting, relating to alternative energy; which includes, but not limited to, solar thermal and solar electric products.

6.3.Confidential Information.

Neither Company nor Smith shall at any time subsequent to the Closing, except as explicitly requested by Buyer or NPCC, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to Buyer hereunder. For purposes of this Section 6.3, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer and vendor lists and related information, all information concerning Company's processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Company. The foregoing provisions shall not apply to any information which is an "Excluded Asset" as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing Company or Smith should discover that it is in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information.

    6.4.Use of Company's Name.

Following the Closing, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Solar Energy, Inc." or any other name confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business. Notwithstanding the foregoing, Buyer and NPCC consent to Energy Laboratories, lnc. and Michael D. Newman using the name "U.S. Solar Energy, Inc." and "United States Solar Energy, Inc."

7. FURTHER COVENANTS OF COMPANY AND SMITH Company and Smith covenant and agree as follows:

7.1.	Access to Information and Records.
Company shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Company as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Company that Company or its officers, employees, agents, independent accountants or advisors shall have in their custody.

7.2.Change of Corporate Name.

Concurrently with the Closing, Company shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer or NPCC.

7.3.Consents.

Prior to Closing, Company and Smith will obtain all consents necessary for the consummation of the transactions contemplated hereby. Company and Smith will use their best efforts to encourage key employees associated with the Solar Energy Website to accept employment with Buyer or NPCC.

7.5.Lease.

Company shall allow Buyer and NPCC to use the Company's current real property, whether owned or leased, for continuation of the Solar Energy Website for the 90 days immediately following the Closing. Buyer and NPCC shall not be charged any rent for use of Company's space during such 90 days. If Company needs Buyer or NPCC to enter a lease or sublease agreement that reflects these terms, then Buyer or NPCC will reasonably cooperate.

8.            INDEMNIFICATION

8.1.            By Company and Smith and Smith Trust.

Subject to the terms and conditions of this Article 8, Company, Smith and Smith Trust, jointly and severally, hereby agree to compensate, indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer Indemnified Parties"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, affiliates of Buyer or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from

(a) the inaccuracy or breach of any representation or warranty of Company or Smith contained in or made pursuant to this Agreement;

(b) the breach of any covenant of Company or Smith contained in this Agreement;

(c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Company or any of its directors, officers, employees, shareholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

(d) any Claim of or against Company, the Purchased Assets or the business of Company not specifically assumed by Buyer pursuant hereto.

As used in this Article 8, the term "Claim" shall include (i) all Liabilities; (ii) all losses, deficiencies, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

8.2.By Buyer.

Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees, shareholders and controlling persons (the "Company Indemnified Parties") from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer contained in this Agreement; or (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto.

8.3.By NPCC.

Subject to the terms and conditions of this Article 8, NPCC hereby agrees to indemnify, defend, and hold harmless the Company Indemnified Parties from and against all claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from: (a) the Buyer's failure to deliver the Purchase Price as described in this Agreement; or (b) the Buyer's failure to indemnify any party as described in this Agreement.

8.4.Indemnification of Third-Party Claims.

The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

(a)            Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b)            Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

(c) Indemnified Party's Rights. Anything in this Article 8 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

8.5.Limitations on Indemnification.

Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a) Time Limitation. No claim or action shall be brought under this Article 8 for breach of a representation or warranty after the lapse of twenty-one (21) months following the Closing, except for claims brought by a third party, in which case such claim or action shall be brought within three (3) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Sections 4.8(c), 4.13, 4.1.8, 4.19 and 4.20, and Company and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.4 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

            (iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction or by a demand for arbitration in accordance with Article 10 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(b) General. The limitations set forth in this Section 8.5 do not in any way limit the obligation of any party to indemnify the other party from and against any Claim arising from any breach of a covenant made herein, even if such breach also constitutes a breach of a representation or warranty. Without limiting the generality of the foregoing, the obligations of Company, Smith and Smith Trust to indemnify the Buyer Indemnified Parties from and against any Liability of Company that is not an Assumed Liability shall be unaffected by the limitations set forth in this Section 8.5.

(c)             Monetary Cap. The aggregate Liability at any particular time of Company, Smith and Smith Trust for claims under this Article 8, other than for damages related to a third party claim, shall be limited to an amount equal to the amount then remaining owed to the Company under the Note. The aggregate Liability at any particular time of Buyer and NPCC for claims under this Article 8, other than for damages related to a third party claim, shall be limited to an amount equal to the amount then remaining owed to the Company under the Note. If the Company is required to indemnify the Buyer Indemnified Parties for a third party claim, the Company must pay such indemnification obligation in cash. If the Company is required to indemnify the Buyer Indemnified Parties for a claim not related to a third party's claim, then the Company may pay such indemnification obligation by first delivering shares of NPCC common stock to the Buyer Indemnified Parties. For purposes of this Article 8, each share of NPCC common stock shall be deemed to be valued at One Dollar ($1.00) per share. Company may not deliver more than One Million (1,000,000) shares of NPCC common stock to satisfy its aggregate indemnification obligations.

(d)             Basket. Notwithstanding anything to the contrary in this Article 8, no party shall be liable under this Article 8 until the aggregate amount otherwise due to the Company Indemnified Parties or the Buyer Indemnified Parties, as the case may be, equals or exceeds an accumulated total of $20,000. Once such claims equal or exceed the $20,000 threshold, the Company Indemnified Parties or the Buyer Indemnified Parties, as the case may be, will be entitled to the full amount of all indemnified claims beginning with the first dollar of such claims.

8.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material."

9.CLOSING

The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner LLP, Jacksonville, Florida, aton August , 2008, except for delivery of the note which shall occur in St. Mary's, GA at approximately the same time and date, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

9.1. Documents to be Delivered by Company and Smith.

At the Closing, Company and Smith shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Bill of Sale. Bill of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

(b)            Compliance Certificate. A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company and Smith in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and Smith have performed and complied with all of Company's and Smith's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(c)            Agreements. The agreement referred to in Section 6.1 duly executed by the persons referred to in such Section.

(d)            Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the shareholders of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(e)            Articles, Bylaws and Good Standing Certificates. A copy of the Bylaws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company and good standing certificates from the state of incorporation of Company and from the State of Florida.

(f)            Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

(g)            Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

9.2.Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

(a)            Purchase Price. To Company a check as required by Section 3.2(b), the note described in Section 3.2(c) and the stock certificate described in Section 3.2(d).

(b)            Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company Liabilities as provided for in Article 2.

(c) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(d)             Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(e)            Articles, Bylaws and Good Standing Certificates. A copy of the Bylaws of Buyer certified by the secretary of Buyer, and a copy of the Articles of Incorporation of Buyer certified by the Florida Secretary of State and good standing certificate from the State of Florida.

(f)             Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

(g)            Agreements. The agreement referred to in Section 6.1 duly executed by the persons referred to in such section.

(h) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

10. RESOLUTION OF DISPUTES

10.1. Arbitration.

After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Jacksonville, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 10. This Article 10 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

(a) Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 11.4. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Article.

(b) No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under Article 8 for the indemnification of a third-party claim shall be subject to arbitration under this Article 10 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 10 of the resolution of such claim.

10.2. Arbitrators.

If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

10.3. Procedures: No Appeal.

The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

10.4. Authority.

The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

10.5. Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer, Smith and Smith Trust hereby submit to the in personam jurisdiction of the Federal and State courts in Duval County, Florida, for the purpose of confirming any such award and entering judgment thereon.

10.6. Confidentiality.

All proceedings under this Article 10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

10.7. Continued Performance.

The fact that the dispute resolution procedures specified in this Article 10 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

10.8. Tolling.

All applicable statutes of limitation shall be tolled while the procedures specified in this Article 10 are pending. The parties will take such action, if any, required to effectuate such tolling.

11. MISCELLANEOUS 11.1. Further Assurance.
From time to time, at Buyer's request and without further consideration, Company and Smith will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Company and Smith and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

11.2. Disclosures and Announcements.

Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission, or otherwise required by law.

11.3. Assignment Parties in Interest.

(a)            Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

(b)            Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

11.4. Equitable Relief.

Company and Smith agree that any breach of the Company's obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach of any noncompetition obligation imposed by Section 6.2 hereof or by any agreement delivered to Buyer pursuant to Section 6.1 hereof, or any breach by Company or Smith of their obligations imposed by Section 6.3 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 11.4 shall not be construed to limit Buyer's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

11.5. Law Governing Agreement.

This Agreement shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 10, the parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Duval County, Florida, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 11.7 shall be deemed properly served and accepted for all purposes.

11.6. Amendment and Modification.

Buyer, Company and Smith may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.7. Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)If to Buyer, to:

SE1 ACQUISITION, INC. 818 AlA, Suite #201
Ponte Vedra Beach, FL 32082 Attention: Bradley Holt
Facsimile: (904) 273-7231

With a copy to:

Foley & Lardner LLP
1 Independent Drive, Suite 1300 Jacksonville, FL 32202
Attention: Michael B. Kirwan, Esq. Facsimile: (904) 359-8700

If to NPCC, to:

NP CAPITAL CORP
818 Al A, Suite #201
Ponte Vedra Beach, FL 32082 Attention: Bradley Holt
Facsimile: (904) 273-7231

With a copy to:

Foley & Lardner LLP
1 Independent Drive, Suite 1300 Jacksonville, FL 32202
Attention: Michael B. Kirwan, Esq. Facsimile: (904) 359-8700

or to such other person or address as Buyer shall furnish to Company in writing.
(b)                                  If to Company or Smith or Smith Trust, to:

Solar Energy, Inc.
5191 Shawland Road
Jacksonville, FL 32254 Attention: David H. Smith Facsimile: (904) 731-1847

With a copy to:

McGuire Woods LLP
50 N. Laura Street, Suite 3300 Jacksonville, FL 32202
Attention: Daniel B. Nunn, Esq. Facsimile: (904) 798-3207

or to such other person or address as Company shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

11.8. Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated:

(a)            Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

(i)             Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii)             Professional Fees. All fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

(c) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 104) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

11.9. Entire Agreement.

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

11.10. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11, Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof

11.12. Glossary of Terms.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

"Affiliate" - Section 12(e)
"Assumed Contracts" - Section 2.1(a) "Assumed Liabilities" - Section 2.1 "Buyer's Affiliates" - Section 8.1 "CERCLA" - Section 4.8(c)
"Claim" - Section 8.1
"Closing" - Preamble to Article 9 "Closing Date" - Section 9
"Code" Section 3.3
"Environmental Laws" - Section 4.8(c) "Excluded Assets" - Section 1.2 "Government Entities" - Section 2.2(i) IRS" - Section 33
"indemnified Party" - Section 8.4(a) "Indemnifying Party" - Section 8,4(a) "Laws" - Section 2.2(i)
"Liability" - Section 2.1
"Lien" - Section 4.9(a)
"Litigation" - Section 2.2(d)
"Orders" - Section 2.2(i)
"Permitted Real Property Liens" - Section 4.9(a)
"Products" - Section 4.13
"Purchased Assets" - Section 1.1 "Purchase Price" - Section 3.1
"Trade Rights" - Section 1.1(c)
"Waste" - Section 4.8(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

"BUYER"	"COMPANY"
SEI ACQUISITION, INC.	SOLAR ENERGY, INC.

/s/	/s/
Name	Name
Title	Title

"NPCC"	DAVID H. SMITH REVOCABLE TRUST
NP CAPITAL CORP	dated June 16, 1993

/s/	/s/ David H. Smith
Name	David H. Smith
Title	Trustee